Exhibit 3.1.3
CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STATE BANCORP, INC.

(Under Section 805 of the Business Corporation Law)

We, the undersigned, the president and secretary respectively of STATE BANCORP, INC., hereby certify:
1.  The name of the corporation is STATE BANCORP, INC.
2.  The Certificate of Incorporation was filed by the Department of State on November 25, 1985.
3.  The Certificate of Incorporation is amended to increase the number of authorized shares of common stock from 10,000,000 common shares of the par value of FIVE DOLLARS ($5.00) each to 20,250,000 shares, of which 20,000,000 shares shall be common shares of the par value of FIVE DOLLARS ($5.00) each and 250,000 shall be preferred shares of the par value of ONE CENT ($.01) each.
4.  Article 4 of the Certificate of Incorporation which refers to the number of authorized shares is amended to read as follows:
“4. Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is: TWENTY MILLION TWO HUNDRED AND FIFTY THOUSAND (20,250,000), which shall be classified so that TWENTY MILLION (20,000,000) shares having a par value of FIVE DOLLARS ($5.00) each shall be common shares and TWO HUNDRED AND FIFTY THOUSAND (250,000) shares having a par value of ONE CENT ($.01) each shall be preferred shares.

The preferred shares may be issued in series and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Each of such series shall have such relative rights, preferences and limitations as are stated in this Article “4” and in the resolution or resolutions providing for the issuance of such series as are adopted by the Board of Directors of the Corporation. Authority is hereby granted to the Board of Directors of the Corporation, subject to the provisions of this Article “4”, to fix, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the voting powers, if any, of such series and any other rights, preferences and limitations pertaining to such series.”

5.  The above amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the corporation held on April 30, 1996.

IN WITNESS WHEREOF, we have signed this Certificate this ___ day of May, 1996.

s/__________________________________
THOMAS F. GOLDRICK, JR., PRESIDENT

s/__________________________________
DANIEL T. ROWE, SECRETARY

STATE OF NEW YORK )
)  SS.:
COUNTY OF NASSAU )

THOMAS F. GOLDRICK, JR., being duly sworn, deposes and says, that he is one of the persons described in and who executed the foregoing Certificate, that he has read the same and knows the contents thereof, and that the statements contained therein are true.

s/__________________________________
THOMAS F. GOLDRICK, JR.

Sworn to before this
9th day of May, 1996.

s/______________________
Notary Public